FOR RELEASE:  May 4, 2005

                                                          Contact: Cheryl Hansen
                                                    Director, Investor Relations
                                                                   (610)645-1084
                                                        clhansen@aquaamerica.com
                                                        ------------------------

                                                                    Donna Alston
                                                         Manager, Communications
                                                                  (610) 645-1095
                                                        dpalston@aquaamerica.com
                                                        ------------------------


                   AQUA AMERICA NET INCOME INCREASED 21 PERCENT FOR
                               FIRST QUARTER 2005

BRYN MAWR, PA, May 4, 2005 - Aqua America, Inc. (NYSE: WTR) today reported net income for the quarter ended March 31, 2005 grew to $18.9 million, a 21.2 percent increase from $15.6 million in the first quarter of 2004. Diluted earnings per share increased 17.6 percent for the current quarter to $0.20, up from $0.17 for the same period in 2004, on three percent more shares outstanding.

Operating revenues increased 14.3 percent to $114.0 million for the first quarter 2005 from $99.8 million in the same period in the year prior. The revenue increase is a result of rate awards received in 2004 and 2005 as well as customer growth, particularly from the mid-2004 acquisitions of Heater Utilities in North Carolina and 63 systems from Florida Water Services.

The company's ratio of operating and maintenance expenses to revenues (efficiency ratio) for the quarter ending March 31, 2005 was 41.5, including the higher expense ratio from the newly acquired operations from Heater Utilities and Florida Water Services, an improvement from 41.9 percent for first quarter 2004. Aqua America Chairman and CEO Nicholas DeBenedictis said, "We are pleased with the significant progress we are making with the integration of our newly acquired systems and the improvement in our efficiency. Cost controls remain a top priority and we are seeing the benefits of economies of scale. Going forward, we plan to tightly manage costs throughout all of our systems and to continue to file for rates in our newly acquired operations that are not yet earning their fair return. Our goal is to continue to improve our efficiency ratio, which is a key performance benchmark."

As part of Aqua America's continuing growth-through-acquisition strategy, year-to-date the company has completed eleven acquisitions and growth ventures throughout several states. "These bread and butter acquisitions form the building blocks for our future growth. They provide us with new platforms for future expansion and consolidation as well as new opportunities to invest needed capital, which in turn helps to support our earnings growth," said DeBenedictis.

The company recently completed its evaluation of internal control over financial reporting, as required by the Sarbanes-Oxley Act. As outlined in the company's Annual Report on Form 10-K, management concluded that, as of December 31, 2004, Aqua America's internal control over financial reporting was effective. The company's independent registered public accounting firm has issued an unqualified opinion as a result of its audit of Aqua America's consolidated financial statements, internal control over financial reporting and management's assessment of internal control over financial reporting.

As the company prepares to enter the higher customer demand period of May through September, it is pleased to report that all reservoirs are filled to capacity. "From late spring throughout the summer, hot, dry weather drives incremental water sales. Weather can impact earnings during this period from five to 10 percent, so it is important that our reservoirs are full at this time of year in anticipation of the summer weather," said DeBenedictis.

The company's conference call with analysts will take place on Wednesday, May 4, 2005 at 10:00 a.m. Eastern Daylight Time. The call will be web cast so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company's Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay for 10 business days after the call, beginning at 12:00 p.m. Wednesday, May 4, 2005 through Wednesday, May 18, 2005. The dial-in telephone number for the audio replay is (877) - 519 - 4471 (PIN# 5983348).

Aqua America, Inc. is the largest U.S.-based publicly-traded water utility, serving more than 2.5 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, Florida, New Jersey, Indiana, Virginia, Maine, Missouri, New York, and South Carolina. Aqua America is listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol WTR.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the impact of customer growth on revenues and earnings, increased opportunities to invest and earn on infrastructure improvements, opportunities to reduce expenses, the growth prospects and the effect on operating expense levels associated with acquired operations. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our filings with the Securities and Exchange Commission.

The following table shows selected operating data for the quarters ended March 31, 2005 and 2004 (in thousands, except per share data) for Aqua America, Inc.


                                                        (Unaudited)

                                                       Quarter Ended
                                                          March 31

                                                    2005          2004
                                                  --------       -------

        Operating revenues                        $113,988       $99,768
                                                  ======================

        Net income                                $ 18,871       $15,575
                                                  ======================

        Basic net income per share                $   0.20       $  0.17
                                                  ======================
        Diluted net income per share              $   0.20       $  0.17
                                                  ======================

        Average common shares outstanding:
         Basic                                      95,521        92,688
                                                  ======================
         Diluted                                    96,665        93,806
                                                  ======================


                        Aqua America, Inc. and Subsidiaries
             Consolidated Statements of Income and Comprehensive Income
                      (In thousands, except per share amounts)
                                    (Unaudited)

                                                                Quarter Ended
                                                                   March 31,
                                                            ----------------------
                                                              2005          2004
                                                            --------       -------
Operating revenues                                          $113,988       $99,768

Cost & expenses:
    Operations and maintenance                                47,309        41,831
    Depreciation                                              14,683        13,674
    Amortization                                               1,228           670
    Taxes other than income taxes                              7,997         7,149
                                                            --------       -------
Total                                                         71,217        63,324
                                                            --------       -------

Operating income                                              42,771        36,444

Other expense (income):
    Interest expense, net                                     12,795        11,802
    Allowance for funds used during construction                (364)         (609)
    Gain on sale of other assets                                (481)         (450)
                                                            --------       -------
Income before income taxes                                    30,821        25,701
Provision for income taxes                                    11,950        10,126
                                                            --------       -------
Net income                                                  $ 18,871       $15,575
                                                            ========       =======

Net income                                                  $ 18,871       $15,575
Other comprehensive income (loss), net of tax:
    Unrealized gain on securities                              -                59
    Reclassification adjustment for gains
        reported in net income                                 -              (230)
                                                            --------       -------
Comprehensive income                                        $ 18,871       $15,404
                                                            ========       =======

Net income per common share:
   Basic                                                    $   0.20       $  0.17
   Diluted                                                  $   0.20       $  0.17

Average common shares outstanding:
   Basic                                                      95,521        92,688
                                                            ========       =======
   Diluted                                                    96,665        93,806
                                                            ========       =======

                          Aqua America, Inc. and Subsidiaries
                         Condensed Consolidated Balance Sheets
                               (In thousands of dollars)
                                      (Unaudited)



                                                             March 31,    December 31,
                                                               2005           2004
                                                            ----------    ------------
Net property, plant and equipment                           $2,088,799     $2,069,812
Current assets                                                  86,313         90,127
Regulatory assets and other assets                             173,440        180,309
                                                            ----------     ----------
                                                            $2,348,552     $2,340,248
                                                            ==========     ==========


Stockholders' equity                                        $  760,237     $  748,468
Long-term debt, excluding current portion                      811,000        784,461
Current portion of long-term debt and loans payable            108,179        135,310
Other current liabilities                                       74,814         82,072
Deferred credits and other liabilities                         594,322        589,937
                                                            ----------     ----------
                                                            $2,348,552     $2,340,248
                                                            ==========     ==========